Exhibit 15.1

Onestop Assurance PAC

10 Anson Road
#6-15 International Plaza Singapore 079903
Email: audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206466 and 333-259774) of Mercurity Fintech Holding Inc. (the Company) of our report dated April 22, 2024, with respect to the consolidated financial statements of the Company for the year ended December 31, 2023, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore
April 22, 2024